Exhibit 99.1


FOR IMMEDIATE RELEASE



Media Contact:                                               Investor Contact:
Eric McErlain                                                      Kevin Libby
PSINet Media Relations                               PSINet Investor Relations
(703) 726-1327                                                  (703) 726-1245
mcerlaine@psi.com                                               libbyk@psi.com


         PSINET SUBMITS NOTIFICATION THAT IT WILL NOT FILE ITS FORM 10-Q

           Announces that Board of Directors did not Declare Dividend on its Series D Preferred Stock


ASHBURN, VA., MAY 16, 2001 - PSINet Inc. (OTCBB: PSIX) today filed a Form 12b-25 with the Securities and Exchange Commission indicating that it will not be able to file its Form 10-Q for the quarter ended March 31, 2001 within the prescribed time period. The Company, at this time, does not expect to file its Form 10-Q within the 5-day extension period permitted under Rule 12b-25.

As a result of the Company's inability to comply with the reporting requirements under the Securities Exchange Act of 1934, its securities will no longer be eligible for resale under Rule 144 of the Securities Act of 1933. In addition, holders of the Company's common stock, Series D preferred stock and PSINet Consulting Solutions Holdings, Inc.'s 2.94% convertible subordinated notes may no longer use the Company's registration statements on Form S-3 for resales or conversions of such securities.

PSINet previously announced that it is likely that its common stock and preferred stock will have no value. As previously announced, the Company's cash, cash equivalents, short-term investments and marketable securities are not expected to be sufficient to meet the Company's anticipated cash needs and the Board of Directors of the Company has formed a restructuring committee in order to more effectively facilitate a reorganization of the Company's business. The Company and its advisors continue to analyze and pursue certain financial and strategic alternatives, including the possible sale of all or a portion of the Company, while also exploring alternatives to restructure the Company's obligations to its bondholders and other creditors. However, there can be no assurance that one or more of these alternatives can be successfully implemented and no assurance that, even if any of such alternatives are implemented, the Company will not run out of cash. These efforts are likely to involve reorganization under the federal bankruptcy code.

PSINet also announced that its Board of Directors did not declare the May 15, 2001 quarterly dividend in the amount of $14.4 million to the holders of its Series D preferred stock in respect of the May 15, 2001 dividend payment date. At the time of issuance of the Series D preferred stock, a deposit account was established with sufficient funds to make quarterly payments through February 15, 2001. Accordingly, prior payments on the Series D preferred stock were made from the deposit account. If dividends on the Series D preferred stock are in arrears for six quarterly periods, holders of the Series D preferred stock will be entitled to elect two directors to the Company's Board of Directors at the Company's next annual or special meeting. Such voting rights would continue until the divided arrearage on the preferred stock had been paid in full.

At the time of issuance of the Company's Series C preferred stock, a similar deposit account was established with sufficient funds to make quarterly payments through May 15, 2002. A quarterly payment, aggregating $3.9 million, was paid by the deposit agent out of the deposit account on May 15, 2001 to the holders of the Series C preferred stock in accordance with the terms of the related deposit agreement. The remaining balance in this deposit account, after the May 15, 2001 payment, is $15.4 million.

Headquartered in Ashburn, Virginia, PSINet Inc. is a leading provider of Internet and IT solutions offering flex hosting solutions, global eCommerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, web hosting and switching facilities, currently providing direct access in more than 900 metropolitan areas in 27 countries on five continents. PSINet information can be obtained by e-mail at info@psi.com or by calling in the U.S. 800/799-0676.

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, ability to reach an agreement regarding restructuring with securities holders of PSINet and PSINet Consulting Solutions and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.

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